Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PLS CPA, A PROFESSIONAL CORP. t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

May 19, 2014

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of RegalWorks Media, Inc. and subsidiary of our report dated May 16, 2014, with respect to the consolidated balance sheets as of December 31, 2013, and the related consolidated statements of operation, cash flow, and shareholders’ deficit for the period from March 21, 2013 (inception) to December 31, 2013, which appears on Form 10-K of RegalWorks Media, Inc. and subsidiary.

Very truly yours,

/s/PLS CPA

     PLS CPA, A Professional Corp.
     San Diego, CA 92111